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                                                                   EXHIBIT 10.14

                           MASTER REPURCHASE AGREEMENT

                                                   Dated as of November 18, 2002

BETWEEN:

NOMURA CREDIT & CAPITAL, INC., as buyer ("Buyer", which term shall include any "Principal" as defined and provided for in Annex I), or as agent pursuant hereto ("Agent")

      and

ARBOR COMMERCIAL MORTGAGE, LLC, as seller ("Seller").

1.    APPLICABILITY.

      Buyer may, from time to time, agree to enter into transactions in which Seller transfers to Buyer Purchased Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Assets at a date certain, against the transfer of finds by Seller. Each such transaction shall be referred to herein as a "Transaction", and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.    DEFINITIONS AND INTERPRETATION.

a.    Defined Terms.

      "Additional Purchased Assets" shall have the meaning assigned thereto in Paragraph 6(a) hereof.


      "Adjusted LIBOR" shall mean with respect to any period a rate per annum determined by Buyer in accordance with the following formula:

                                      LIBOR

                     1.00 - Eurocurrency Reserve Requirement

      "Affiliate" means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

      "Agent" means Nomura Credit & Capital, Inc. or any successor.


      "Agreement" means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.
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      "Bridge Loan" has the meaning given to it in Appendix A of the Custodial
Agreement.

      "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a public or bank holiday in New York City.

      "Buyer's Margin Amount" means, with respect to any Transaction as of any date of determination, the amount obtained by application of the Buyer's Margin Percentage to the Repurchase Price for such Transaction as of such date.

      "Buyer's Margin Percentage" means, with respect to any Transaction as of any date of determination, a percentage agreed to by Buyer and Seller as set forth in the related Confirmation, or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Assets on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Collateral" shall have the meaning assigned thereto in Paragraph 8 hereof.


      "Collateral Receipt" means a document duly executed by Seller with respect to each delivery of documents relating to the Purchased Assets to Custodian in the form attached to the Custodial Agreement.

      "Computer Tape" means a computer tape or other electronic medium generated by Seller and delivered to Buyer and Custodian which provides information relating to the Purchased Assets, including the information set forth in the Loan Schedule, in a format acceptable to Buyer.

      "Confirmation" shall have the meaning assigned thereto in Paragraph 4(b) hereof.

      "Custodian" means the entity acting as bailee of or agent for Buyer with respect to any item of a Purchased Asset.

      "Custodial Agreement" means the Custody Agreement dated as of November 1, 2002, as amended, supplemented or otherwise modified from time to time, among Seller, Buyer and Custodian, with respect to any Purchased Asset.

      "Custodian's Loan File" shall have the meaning assigned thereto or to "Loan File" in the Custodial Agreement.

      "Default" means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

      "Default Rate" means, as of any date of determination, the Prime Rate as quoted in the Wall Street Journal plus 2%.

      "Effective Date" means November 18, 2002.

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      "Eurocurrency Reserve Requirement" shall mean, for any day as applied to a
Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to the Buyer and in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities in Regulation D of such Board) maintained by a member bank of such Governmental Authority.

      "Event of Default" shall have the meaning assigned thereto in Paragraph 18 hereof.

      "Final Repurchase Date" shall have the meaning assigned thereto in Paragraph 3 hereof.

      "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

      "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller.

      "Guarantee" means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

      "Income" means, with respect to any Purchased Asset at any time, any principal thereof then payable and all interest, dividends or other distributions thereon.

      "Indebtedness" shall mean, for any Person: (a) all obligations (other than nonrecourse obligations) for borrowed money; (b) obligations (other than nonrecourse obligations) of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person (other than nonrecourse obligations) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations (other than nonrecourse obligations) of such Person;
(f) obligations (other than nonrecourse obligations) of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed on a recourse basis by such Person; (h) all obligations (other than nonrecourse obligations) of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.



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      "Investment Company Act" means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

      "LIBOR" shall mean the applicable 30-day London Inter-Bank Offered Rate for United States dollars as determined by Buyer from time to time based on page 12 of telerate at 10:00 am. (New York time) two (2) Business Days prior to each Purchase Date.

      "Loan" means either (i) a commercial or multifamily mortgage Bridge Loan, commercial or multifamily Mezzanine Loan or any Note Acquisition by Seller, each as described in Appendix A to the Custodial Agreement (as amended with respect to any such loan or note), (ii) such other type of loan, lease or other receivable as shall be agreed upon by the parties as evidenced by Appendix A to the Custodial Agreement, as amended or supplemented by mutual agreement of the parties, or (iii) each of the Mezzobridge Assets.

      "Loan Disposition" means the closing of a final sale or other transfer of a Loan by the Seller in connection with a securitization or otherwise.

      "Loan Note" means, with respect to any Loan, the note together with all riders thereto and amendments thereof or other evidence of indebtedness.

      "Loan Schedule" means a list of Loans by Loan Type attached to the Trust Receipt and setting forth as to each Loan the information specified by Buyer.

      "Loan Type" means the categorization of a Loan on a Computer Tape and otherwise as a Mezzanine Loan, a Bridge Loan or a Note Acquisition.

      "Lockbox Bank" means each entity acting as a lockbox bank maintaining an account on behalf of the Buyer pursuant to the Lockbox Agreement.

      "Lockbox Agreement" means the agreement Demand Deposits Account Agreement among the Seller, the Buyer and the Lockbox Bank dated August 20, 2001.

      "LTV" means the ratio of the outstanding principal balance of a Loan to the appraised value of the related secured property or collateral, if applicable, on the date of determination.

      "Margin Call" As defined in Section 6(a).


      "Margin Deficit" shall have the meaning assigned thereto in Paragraph 6(a) hereof.


      "Market Value" means, as of any date with respect to any Purchased Asset, the price at which such Purchased Asset could readily be sold as determined by the Buyer in its good faith sole discretion. For the purposes of the foregoing the Purchaser may take into account prevailing market conditions and the financial condition of the Seller.



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      "Material Adverse Change" means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

      "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Seller or the Seller and its Affiliates taken as a whole; (b) a material impairment of the ability of the Seller or any Affiliate to perform under any Program Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Seller or any Affiliate of any Program Document.

      "Mezzanine Loan" has the meaning given to it in Appendix A of the Custodial Agreement.

      "Mezzobridge Assets" means the Loans identified on the Mezzobridge
Schedule.

      "Mezzobridge Schedule" means the Schedule attached hereto as Schedule [A], setting forth the list of Loans which are in the circumstances set forth herein eligible for inclusion in Transactions hereunder under the terms and conditions set forth herein and therein.

      "Mortgage" means a mortgage, deed of trust, or other instrument which creates a lien on a fee simple or leasehold interest in real property and secures a Loan Note.

      "Netting Agreement" means the Master Collateral Security and Netting Agreement dated as of Effective Date among the Buyer and certain Affiliates and Seller.

      "Note Acquisition" has the meaning given to it in Appendix A of the Custodial Agreement.

      "Notice Date" shall have the meaning assigned thereto in Paragraph 4 hereof.

      "Obligations" means (a) all of Seller's indebtedness, obligation to pay the Repurchase Price on the Repurchase Date, and other obligations and liabilities, to Buyer, its affiliates or Custodian arising under, or in connection with, the Program Documents, whether now existing or hereafter arising (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller's indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer of its rights under the Program Documents, including without limitation, attorneys' fees and disbursements and court costs; and (d) all of Seller indemnity obligations to Buyer or Custodian or both pursuant to the Program Documents.

      "Obligor" means the obligor on a Loan, including any guarantor of the obligation thereunder.



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      "Person" shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

      "Position Report" means the report defined as such in the related Custodial Agreement.

      "Price Differential" means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer).

      "Pricing Rate" means the per annum percentage rate for determination of the Price Differential.

      "Prime Rate" means the daily prime loan rate as reported in The Wall Street Journal.

      "Principal" shall have the meaning given to it in Annex I.

      "Program Documents" means this Agreement, each Custodial Agreement, any Servicing Agreement, the Lockbox Agreement, the Netting Agreement, any Securities Account Control Agreement, the Limited Liability Company Agreement of and constituting the Seller and any other agreement entered into by Seller and Buyer in connection therewith.

      "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

      "Purchase Date" means the date on which Purchased Assets are to be transferred by Seller to Buyer.

      "Purchase Price" means the price at which Purchased Assets are transferred by Seller to Buyer in a Transaction, which shall (unless otherwise agreed) be equal to the applicable Purchase Price Percentage times the lesser of (i) the Market Value of the related Purchased Assets and (ii) the outstanding principal balance of the related Purchased Assets.

      "Purchase Price Percentage" means (a) with respect to Bridge Loans, 80% and (b) with respect to Mezzanine Loans, 65%; provided, however, that with respect to Mezzobridge Assets, the applicable Purchase Price Percentage shall be the percentage designated on the Mezzobridge Schedule.

      "Purchased Assets" means, with respect to a Transaction, the related Loans, together with the related Records, Servicing Rights, Take-Out Commitments, if any, the Seller's rights under any agreement intended to hedge or reduce the risk of movements in


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interest rates, and other Collateral, and such other property, rights, titles or interests as are specified on a related Transaction Notice or Position Report. The term "Purchased Assets" with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Paragraph 6(a) hereof.

      "Records" means all instruments, agreements and other books, records, and other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Loan Notes, any Mortgages and any other instruments necessary to document or service a Loan.

      "Repurchase Date" shall have the meaning assigned thereto in Paragraph 3(b) and shall also include the date determined by application of Paragraph 19.

      "Repurchase Price" means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

      "Securities Account Control Agreement" means an agreement to be entered into among Seller, a financial intermediary and Agent in the event that interest rate risk with respect to a Purchased Asset is hedged with such intermediary.

      "Servicing Agreement" means any agreement (other than the Custodial Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

      "Servicing Rights" means contractual, possessory or other rights of Seller or any other Person arising under a Servicing Agreement, Custodial Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

      "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

      "Substitute Securities" has the meaning assigned thereto in Paragraph
16(a).

      "Take-out Commitment" means, with respect to any Loan, an irrevocable commitment issued by a purchaser approved by Buyer in favor of the applicable originator, pursuant to which such approved purchaser agrees to purchase such than at a specific price.



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      "Termination Date" has the meaning assigned thereto in Paragraph 3(b).

      "Transaction Notice" has the meaning assigned thereto in the Custodial Agreement.

      "Trust Receipt" means an Initial Trust Receipt or a Trust Receipt as defined in the related Custodial Agreement.

      "Underlying Guidelines" means the standards, procedures and guidelines of Seller for underwriting or for originating Loans of the applicable Loan Type, which are to be submitted by Seller to, and approved by, Buyer.

      "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

      b. Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this subparagraph (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a Paragraph, Annex or Exhibit is a reference to a paragraph of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by the Buyer or has been timely cured. The words "hereof', "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subparagraph, Paragraph, Annex and Exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including" This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all


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            accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Seller. Except where otherwise provided in this Agreement any determination, statement or certificate by the Buyer or an authorized officer of the Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where the Seller is required to provide any document to the Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless the Buyer requests otherwise. At the request of the Buyer, the document shall be provided in computer disk form or both printed and computer disk form. This Agreement is the result of negotiations among and have been reviewed by counsel to the Buyer and Seller, and are the products of both parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such patty proposed or was involved in the preparation any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated the Buyer may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, and may form opinions and make determinations at its absolute discretion. Any requirement of good faith or judgment by the Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3.    THE TRANSACTIONS.

      a. Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Such obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to each Purchased Assets (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price except as otherwise provided herein). Seller is obligated to obtain the Purchased Assets from Buyer or its designee (including the Custodian) at Seller's expense on (or after) the related Repurchase Date.

      b. Provided that the applicable conditions in Paragraphs 9(a) and 9(b) have been satisfied, each Purchased Asset that is repurchased by Seller on the 15th day of each month (or the following Business Day if such day is not a Business Day) following the related initial Purchased Date (the day of the month so determined for each month, a "Repurchase Date", which term shall also include the date determined by application of Paragraph 19)


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            shall automatically become subject to a new Transaction unless Buyer is notified by Seller at least five(5) Business Days prior to any Repurchase Date, provided that (i) if the Repurchase Date so determined is later than the date which is 364 days later than the Effective Date (the "Final Repurchase Date"), the Repurchase Date for such Transaction shall automatically reset to the Final Repurchase Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (x) the Buyer's Margin Percentage shall be equal in the case of a Bridge Loan to 125% and in the case of a Mezzanine Loan to 155%, (y) the Pricing Rate shall be equal to Adjusted Libor plus 200 basis points (2 in the case of a Bridge Loan and 275 basis points (2.75%) in the case of a Mezzanine Loan, and (z) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date; provided however, that with respect to the Mezzobridge Assets, (w) the Buyer's Margin Percentage, (x) the Pricing Rate, (y) the Purchase Price and (z) the Final Repurchase Date shall be calculated in accordance with the Mezzobridge Schedule.

4.    ENTERING INTO TRANSACTIONS; TRANSACTION NOTICE, CONFIRMATIONS.

      a. Unless otherwise agreed, Seller shall give Buyer and Custodian at least one (1) Business Day prior notice of any proposed Purchase Date (the date on which such notice is given, the "Notice Date"). On the Notice Date, Seller shall (i) request that Buyer enter into a Transaction by furnishing to Buyer and Custodian (either orally or in writing) the information specified in the form of Transaction Notice, or by delivering a Position Report as such, (ii) deliver to Buyer and Custodian a Loan Schedule and Computer Tape and (iii) deliver to Custodian (a) the Custodian's Loan File and (b) the related Collateral Receipt for each Loan subject to such Transaction.

      b. Unless otherwise agreed, upon receipt of the Transaction Notice, Buyer shall make an offer to Seller specifying the terms for such Transaction, including the Purchase Price, the Pricing Rate and the Repurchase Date in respect of such Transaction. Upon Seller agreeing to enter into a Transaction hereunder, Buyer shall promptly deliver to Seller a confirmation of such Transaction (a "Confirmation"). The terms of any Transaction Notice, if any, signed by Seller shall be deemed incorporated by reference into the Confirmation and if the terms of the Transaction Notice conflicts with the Confirmation, the terms of the Confirmation shall prevail.

      c. Each Confirmation and Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller's acceptance of the related proceeds shall constitute Seller's agreement to the terms of such Confirmation. It is the intention of


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            the parties that each Confirmation and Transaction Notice shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.    PAYMENT AND TRANSFER.

      Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Custodian pursuant to the Custodial Agreement. Any Repurchase Price received by Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day, but such funds (absent an Event of Default) shall earn overnight interest at a rate established by Buyer.

6.    MARGIN MAINTENANCE

      a. Absent a Default, and at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer's Margin Amount for all such Transactions (a "Margin Deficit"), then Buyer may by notice to Seller require Seller in such Transactions, at Buyer's option, to transfer to Buyer cash or additional Purchased Assets acceptable to Buyer and (in the case of Loans) which conform in all respects to the applicable representations and warranties set forth in Appendix A to the Custodial Agreement ("Additional Purchased Assets"), so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer's Margin Amount (such requirement, a "Margin Call"). In lieu of such a transfer, Seller may repurchase any Purchased Asset giving rise to a Margin Call if such repurchase timely satisfies the Margin Call. In the event that a Margin Call is satisfied, Seller shall, during the 30-day period following the Margin Call, be permitted to repurchase the Purchased Assets by payment of the Repurchase Price allocable to such assets (as determined by Buyer in good faith) net of any dollar amount of the Margin Call paid by Seller that is allocable to such assets (as so determined). Absent a Default, Buyer shall not make a Margin Call prior to a Repurchase Date solely by reason of accrued and unpaid Price Differential. Simultaneously with a Margin Call, Buyer shall identify the Purchased Assets giving rise to the Margin Call and provide Seller with any backup materials reasonably requested by Seller that explain the Margin Call.

      b. Notice required pursuant to Paragraph 6 a) above may be given on a Business Day by any means. Any notice given on a Business Day shall be met by the close of business on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement


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            is subject or limit the right of Buyer to do so at a later date.
            Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

      c. Absent a Default, and not more frequently than weekly, Buyer shall at the written request of Seller or any Member of Seller release to Seller any amount by which the Market Value of all Purchased Assets exceeds the aggregate Buyer's Margin Amount.

7.    INCOME PAYMENTS.

      Where a particular term of a Transaction extends over an Income payment date on the Purchased Assets subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Event of Default has occurred, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income paid on the Purchased Assets that is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Assets had not been sold to Buyer. Provided no Event of Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the date such Income is paid either (i) transfer to Seller such Income with respect to any Purchased Assets sub to such Transaction or (ii) apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Assets sufficient to eliminate such Margin Deficit.

8.    SECURITY INTEREST.

      Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to present Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller's performance of all of its Obligations, Seller hereby grants Buyer a fully perfected first priority security interest in the Purchased Assets, the Records, and all related Servicing Rights, Property, insurance, Income, accounts (including any interest of Seller in escrow accounts) and any other contract rights, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Assets (including, without limitation, furniture, fixtures and accounts) or any interest in the Purchased Assets, the servicing of the Purchased Assets, and any proceeds and distributions with respect to any of the foregoing and any other property, rights, titles a-interests as are specified on a Transaction Notice or Position Report (collectively, the "Collateral").

9.    CONDITIONS PRECEDENT.

      a. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller:

            i. The Program Documents duly executed and delivered by the parties thereto.

            ii. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-l;

            iii. A certified copy of Seller's corporate resolutions approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

            iv. An incumbency certificate of Seller's corporate secretary certifying the names, true signatures and titles of Seller's representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

            v. An opinion of Seller's counsel as to such matters as Buyer may reasonably request and in form and substance acceptable to Buyer;

            vi. A copy of the Underwriting Guidelines certified by an officer of a Seller; and

            vii.  Any other documents reasonably requested by Buyer.

      b. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

            i. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

                  A.    A Transaction Notice delivered pursuant to Paragraph
                        4(a);

                  B.    The related Trust Receipt; and

                  C. Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

            ii.   No Default shall have occurred and be continuing.

            iii. No catastrophic event or events shall have been determined by Buyer to have occurred resulting in the effective absence of a "repo market" for a period of at least two (2) consecutive days respecting loans or mortgage- or asset-backed securities such that Buyer is or was unable to finance or fund purchases under this Agreement through the "repo market" or Buyer's customers.

            iv. Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on Adjusted LIBOR.

            v. All representations and warranties in the Program Documents hereof shall be true and correct on the date of such Transaction.

            vi. (A) The then aggregate outstanding Purchase Price for all Purchased Assets (including adjustable-rate Loans), when added to the Purchase Price for the requested Transaction, shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000), and (B) if the Purchased Assets for the requested Transaction are Mezzanine Loans, the then aggregate outstanding Purchase Price for all Purchased Assets that are Mezzanine Loans (such calculation to be inclusive of Mezzanine Loans which are Mezzobridge Assets), when added to the Purchase Price for the requested Transaction, shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) and (C) if the Purchased Assets for the requested Transaction are Mezzobridge Assets, the then aggregate outstanding Purchase Price for all Purchased Assets that are Mezzobridge Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the amount determined in accordance with the Purchase Price formula set forth on the Mezzobridge Schedule (as reduced from time to time by any recoveries of principal thereon or disposition proceeds therefrom).

            vii. In the event that Buyer requests at any time and from time to time with respect to any Purchased Asset which is a Loan that is in default or otherwise requires a degree of active servicing as determined by Buyer, the Seller shall promptly organize a special purpose subsidiary for the purpose of holding such Purchased Asset and shall pledge 100% of the equity or ownership interests of such subsidiary to Buyer under agreements and circumstances acceptable to Buyer.

10.   RELEASE OF COLLATERAL.

      Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyer shall, and shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Paragraphs 6(a) and 16, Seller shall give at least five (5) Business Days' prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date.

      If such a Margin Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

11.   RELIANCE.

      With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller behalf, whether or not such person is listed on the certificate delivered pursuant to subparagraph 9(a)(iv) hereof. In each such case, Seller hereby waives the right to dispute Buyer's record of the terms of the Confirmation, request or other communication.

12.   REPRESENTATIONS AND WARRANTIES.

      Seller hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that

      a. Due Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Seller is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents.

      b. Power and Authority. Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

      c. Due Authorization. The execution, delivery and performance of the Program Documents by Seller has been duly authorized by all necessary limited liability company action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person.

      d. Noncontravention. None of the execution and delivery of the Program Documents by Seller or the consummation of the Transactions and transactions thereunder:


            i. conflicts with, breaches or violates any provision of the certificate of formation or operating agreement of Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or its properties;

            ii. constitutes a material default by Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller is a party or by which it or any of its properties is or may be bound or affected; or

            iii. results in or requires the creation of any lien upon or in respect of any of the assets of Seller except the lien relating to the Program Documents.

      e. Legal Proceedings. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, Seller or any of their Affiliates, pending or threatened, which, if decided adversely, would have a material adverse change with respect to Seller or any Purchased Asset.

      f. Valid and Binding Obligations. Each of the Program Documents to which Seller is a party when executed and delivered by Seller will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles.

      g. Financial Statements. The financial statements of Seller, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein

            (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no material adverse change in such financial condition or results of operations. Except as disclosed in such financial statements, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a material adverse change in the business or operations of Seller.

      h. Accuracy Information. None of the documents or information prepared by or on behalf of Seller and provided by Seller to Buyer relating to Seller or its financial condition contain any statement of a material fact with respect to Seller or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known too, that would render any of such documents or information untrue or misleading in any material respect.

      i. No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other nongovernmental person, is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of any other Program Document.

      j. Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to Seller or a Material Adverse Effect.

      k. Solvency: Fraudulent Conveyance. Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. The amount of consideration being received by the Seller upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

      l. Investment Company Act Compliance. Seller is not required to be registered as an "investment company" as defined under the Investment Company Act nor as an entity under the control of an "investment company" as defined under the Investment Company Act.

      m. Taxes. Seller has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid (other than for taxes that are being contested in good faith or for which it has established adequate reserves).

      n. Additional Representations. With respect to each Loan, Seller hereby makes all of the applicable representations and warranties set forth
            (i) on App of the Custodial Agreement for the related loan Type, if applicable to any Purchased Asset, and (ii) in each Confirmation to which such Purchased Asset is or has been subject, in each case as of the date the documents related to such than are delivered to the Custodian, and continuously while such Loan is part of the Collateral and subject to a Transaction.

      o. Hedging. Seller has entered into the interest rate hedging arrangements described in the related Transaction Notices, if applicable (as amended with the approval of Buyer), which are fully subject to a Securities Account Control Agreement. All hedging for the Loans shall be subject to a Securities Account Control Agreement.

      p. No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

      q. Corporate Separateness. Seller and Custodian each maintain wholly separate businesses and principal offices and have no interlocking offices or directors.


      r. Construction Loans. If a Loan has not been fully disbursed as of the Purchase Date therefor, the Obligor thereunder has entered into a funding participant side letter approved by Buyer recognizing Buyer's right to make advances upon Seller's failure to do so.

      The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13.   COVENANTS OF SELLER.

      Seller hereby covenants with Buyer as follows:

      a. Defense of Title. Seller warrants and will defend, and shall cause any servicer to defend, the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

      b. No Amendment or Compromise. Without Buyer's prior written consent, neither Seller, nor those acting on Seller's behalf, shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets or any related rights.

      c. No Assignment. Except as permitted herein, neither Seller nor any servicer shall sell, assign, transferor otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, nor shall Seller permit or suffer to exist any such sale or encumbrance by Seller, provided that this paragraph shall not prevent any transfer of Purchased Assets in accordance with the Program Documents

      d. Servicing of Loans. Seller shall service, or cause to be serviced, all Loans that are part of the Purchased Assets in accordance with the standard industry practices, pending delivery of such servicing to Buyer, employing at least the same procedures and exercising the same care that Seller customarily employs in servicing Loans for its own account- Seller shall notify servicers of Buyer's interest hereunder and Seller shall notify Buyer of the name and address of all servicers of Loans. Buyer shall have the right to approve each servicer and the form of all Servicing Agreements. Seller shall hold or cause to be held all escrow finds collected with respect to such Loans in trust accounts and shall apply the same for the purposes for which such finds were collected. The Seller shall cause the borrower under each Loan Note to remit all Loan Payments to the Lockbox Bank and not otherwise. Upon Buyer's request, Seller shall provide to Buyer a letter addressed to and agreed to by each servicer of Loans, in form and substance reasonably satisfactory to Buyer, advising such servicer of such matters as Buyer may reasonably request. If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller by contract for managing or servicing any such Loan has failed to perform fully Seller's obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Assets, Seller shall promptly notify Buyer.

      e. Preservation of Collateral; Collateral Value. Seller shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Collateral to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Collateral, and Seller shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

      f. Maintenance of Papers, Records and Files. Seller shall acquire, and Seller or servicer of the Purchased Assets shall build, maintain and have available, a complete tile in accordance with lending industry custom and practice for each Purchased Asset. Seller or the servicer of the Purchased Assets will maintain alt such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

            i. Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian's possession unless Buyer otherwise approves. Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt thin a financially responsible person for any such paper, record or file.

            ii. For so long as Buyer has an interest in or lien on any Purchased Asset, Seller will hold or cause to be held all related Records in trust for Buyer, Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

            iii. Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

      g. Financial Statements: Accountants' Reports: Other Information. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to the Buyer. Seller shall furnish or cause to be furnished to Buyer promptly upon Buyer's request the following:

            i. Financial Statements. (x) As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated, audited balance sheets of Seller as of the end of each fiscal year of Seller and the audited financial statements of income and changes in equity of Seller for such fiscal year and (y) as soon as available and in any event within 45 days after the end of each quarter, the consolidated, unaudited balance sheets of Seller as of the end of each quarter and the unaudited financial statements of income and changes in equity of Seller for the portion of the fiscal year then ended, all of which were prepared in accordance with GAAP.

            ii. Loan Performance Data. Monthly reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Assets, and such other information as Buyer may reasonably request.

            iii. Monthly Servicing Diskettes. A computer tape and a diskette (or any other electronic transmission acceptable to Buyer) in a format acceptable to Buyer containing such information with respect to the Purchased Assets as Buyer may reasonably request.

      h. Notice of Material Events. Seller shall promptly inform Buyer in writing of any of the following:

            i. any Default, Event of Default or default or breach by Seller of any obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by Seller;

            ii. any change in the insurance coverage required of the Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

            iii. any financial or operational report or statement of Seller (regular, periodic or special) delivered to or filed with any Governmental Authority or other third party, with copy of same attached;

            iv. any material dispute, litigation, investigation, proceeding or suspension between the Seller and any Governmental Authority or any other Person;

            v. any material change in accounting policies or financial reporting practices of the Seller,

            vi. the occurrence of any material employment dispute and a description of the strategy for resolving it; and

            vii. any event, circumstance or condition that has resulted, or has a possibility of resulting in either a Material Adverse Change with respect to Seller or a Material Adverse Effect.

      i. Maintenance of Licenses. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents.

      j. No Withholdings for Taxes. Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield the Buyer would have received if such tax had not been imposed.

      k. Change in Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

      l. Voluntary Bankruptcy. Seller shall not commence or join voluntarily in any proceeding to adjudicate it a bankrupt or insolvent, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any laws relating to bankruptcy, insolvency, or relief or the appointment of a receiver, trustee or similar official for it or any substantial part of its property.

14.   P&I REMITTANCE DATE PAYMENTS/COLLECTIONS.

      On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer:

      a. All principal under the Purchased Assets received in the calendar month preceding the month in which such Repurchase Date occurs;

      b. All principal prepayments received on the Purchased Assets in the calendar month in which such Repurchase Date occurs (provided that the date of receipt is prior to the Repurchase Date); and

      c. That portion of the Price Differential that has accrued as d such date.

15.   REPURCHASE OF PURCHASED ASSETS.

      a. Upon discovery by Seller of a breach of any of the representations and warranties set forth in Appendix A to the Custodial Agreement, Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. If Seller does not cure such breach on or before the 30th day following receipt of notice of such breach, then Seller shall repurchase the affected Purchased Asset (with the consent of Buyer) on the next succeeding Business Day.

      b. If Buyer determines that the introduction of; any change in, or the interpretation or administration of any requirement of law has made it unlawful to engage in any Transactions with a Pricing Rate based on Adjusted LIBOR, then Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus a margin and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus a margin. The foregoing margins shall be solely determined and calculated by Buyer in good faith.

16.   SUBSTITUTION.

      a. Seller may, subject to agreement with and acceptance by Buyer, substitute other assets which are substantially be same as the Purchased Assets (the "Substitute Assets") for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to Seller of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

      b. In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which Seller does not have any existing right to substitute Substitute Assets for the Purchased Assets, Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10 an. (New York City time) on the second preceding Business Day, to substitute Substitute Assets for any Purchased Assets; provided, however, that Buyer may elect, by the close of business on the Business Day following which such notice is received, or by the close of the next Business Day if notice is given after 10 a.m. (New York City time) on such thy, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Seller's transfer to Buyer of such Substitute Assets and Buyer's transfer to Seller of such Purchased Assets, and after such substitution, the Substitute Assets shall be deemed to be Purchased Assets. In the event Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction.

      c. In the event Seller exercises its right to substitute or terminate under subparagraph (b), Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution, as the case may be, an amount equal to (A) Buyer's actual cost in bona tide third party transactions (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith, and such determination shall be binding upon the parties, absent manifest error.

17.   REPURCHASE TRANSACTIONS.

      Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer's choice, in all cases subject to the Buyer's obligation to reconvey the Purchased Assets on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer's counterparty any of the applicable representations or warranties in App of the Custodial Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

18.   EVENTS OF DEFAULT.

      With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an "E of Default":

      a. Seller fails to transfer the Purchased Assets to Buyer by the Business Day following the applicable Purchase Date;

      b. Seller fails to repurchase the Purchased Assets by the Business Day following the applicable Repurchase Date;

      c. Seller shall fail to perform, observe or comply with any other term, covenant or agreement contained in the Program Documents that is reasonably determined by Buyer to be material, and such failure is not cured within five Business Days of notice thereof to Seller (subject to extension for an additional five Business Days if such failure is reasonably susceptible to cure during such period and Seller has evidenced good faith progress thereto);

      d. Any representation or warranty made by Seller (or any of Seller's officers) in the Program Documents or in any other document (other than the representations or warranties in Appendix A to the Custodial Agreement) shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, subject to a fifteen Business Day cure period following discovery by or notice to Seller, but only if and to the extent that such breach is reasonably susceptible to cure and the Seller is evidencing good faith progress to cure it within such period;

      e. Seller or any of Seller's Subsidiaries shall fail to pay any of Seller's or Seller's Subsidiaries' Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under Seller's or Seller's Subsidiaries' Guarantee of another person's Indebtedness for borrowed money, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Guarantee and such failure shall cause the acceleration, of the maturity of such Indebtedness or Guarantee; or any other default under any agreement or instrument relating to any such Indebtedness or Guarantee, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement, instrument or Guarantee and such failure shall cause the acceleration of the maturity of such Indebtedness or Guarantee, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or Guarantee; or if any such Indebtedness or Guarantee shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof notwithstanding any other provision herein to the contrary for the purposes of this Section 18 e), the terms "Indebtedness" and "Guarantee" shall not include obligations which in the aggregate are less than $500,000.

      f. A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller or any of Seller's Subsidiaries, or of any of Seller's Property, is appointed or takes possession of such property or Seller or any of Seller's Subsidiaries generally fails to pay Seller's, or Seller's Subsidiaries' debts as they become due; or Seller or any of Seller's Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of Seller's Subsidiaries; or any of Seller's or Seller's Subsidiaries' Property is sequestered by court or administrative order; or a petition is filed against Seller or any of Seller's Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; provided that, if any event described in this subparagraph (f) is not voluntarily caused or consented to by Seller or an applicable Subsidiary, a 30-day cure period shall be applicable to stay or discharge such event;

      g. Seller or any of Seller's Subsidiaries files a voluntary petition in bankruptcy seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or Liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of Seller's Subsidiaries, or of all or any part of Seller's or Seller's Subsidiaries' Property; or makes an assignment for the benefit of Seller or Seller's Subsidiaries' creditors;

      h. Either (i) any fatal, nonappealable judgment or order for the payment of money in excess of $1,000,000 is rendered against Seller or any of Seller's Subsidiaries or (ii) any such fatal, nonappealable judgment or order of less than $1,000,000 remains undischarged or unsatisfied after the passage of 60 days following the date on which it is entered;

      i. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of; all or any substantial part of the Property of Seller, or of any of Seller's Subsidiaries, or shall have taken any action to displace the management of Seller or of any of Seller's Subsidiaries or to curtail its authority in the conduct of the business of Seller or of any of Seller's Subsidiaries, or takes any action to remove, limit or restrict the approval of Seller or any of Seller's Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subparagraph (1) shall not have been discontinued or stayed with in 30 days;

      j. Seller or any of Seller's Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract reasonably determined by Buyer to be material between Seller and Buyer or any of Buyer's Affiliates, and any applicable grace or cure period in such instrument, agreement or contract shall haw expired;

      k. In the good faith judgment of Buyer any Material Adverse Change shall have occurred with respect to Seller or any of Seller's Subsidiaries, taken together as a whole;

      l. Seller shall admit its inability to, or Seller's intention not to, perform any of Seller's Obligations hereunder;

      m. Seller dissolves, merges or consolidates with another entity unless Seller is the surviving party, or sells, transfers, or otherwise disposes of a material portion of Seller's business or assets;

      n. This Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Assets purported to be covered hereby;

      o. Seller's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a "going concern" or a reference of similar import;

      p. Any material amendment is made to the Underwriting Guidelines which was not previously approved in writing by Buyer;

      q. Either (i) a change in Control (as such term is defined in Rule 1 2b-2 of the Securities Exchange Act of 1934, as amended) of Setter shall have occurred (other than a change in Control resulting from a public offering of Seller's stock following which Ivan Kaufman remains in Control) or (ii) Ivan Kaufman shall cease to be the chief executive officer of the Seller and to function in substantially the same capacity as be functions as of the date hereof, or

      r. Either ( the ratio of Seller's total liabilities to net worth exceeds 8:1 (or, 10:1 if so required in any other financing arrangement of Seller), or (ii) the net north of Seller is less than $45 million (increased by 75% of any additional equity or convertible debt issued beyond the amounts set forth in the most recent financial statements of Seller).

      It is understood and agreed that any default, cure or notice period provided for in the Program Documents may be accelerated by Buyer unilaterally upon Buyer's or Agent's good faith determination that it is reasonable to do so under the circumstances, with due consideration to the volatility of markets, the seriousness of any Defaults and the perceived risk to Buyer of delay.

19.   REMEDIES.

      Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Paragraph 18(h) or (i) hereof), shall have any or all of the following rights and remedies, which may be exercised by Buyer:

      a. The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

      b. Seller's obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in Seller's possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer.

      Buyer may (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to consequential damages, including, but not limited to, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

      The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.

      In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller's assets which may be in the possession of Buyer or its designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to Seller hereunder against all of Seller's Obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyer's right to recover any deficiency.

      Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

      Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at ante equal to the Default Rate), and consequential damages, including without limitation, all costs and expenses incurred in connection with hedging or covering transactions.

      Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof.

      Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

      Buyer may enforce its rights and remedies hereunder without prior judicial process or bearing, and Seller hereby expressly waive, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the or Purchased Assets and any other Collateral or from any other election of remedies, Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

      Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws in equity, and under any other agreement between Seller and Buyer.

      Upon the occurrence of an Event of Default, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Seller.

20.   DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE.

      No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided bylaw, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.   USE OF EMPLOYEE PLAN ASSETS.

      If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are intended to be used by either party hereto (the "Plan Party") in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

22.   INDEMNITY.

      The powers conferred on Buyer hereunder are solely for its protection and do not impose any duty on it to exercise any such powers. Following the occurrence of an Event of Default, Buyer shall have no duty of care to Seller as to any Purchased Asset or any other Collateral or with respect to the taking of any necessary steps to preserve rights against other parties, or any other obligation pertaining to such Purchased Asset or Collateral. Seller and Seller's successors and assigns waive all rights whatsoever against Buyer for any loss, expense, liability or damage Seller may suffer as a result of actions taken pursuant to the Program Documents, including those arising under any "mortgagee in possession" or similar doctrine. Seller agrees to, and shall, indemnify Buyer, Agent, their respective Affiliates and their respective officers, directors, partners, employees, representatives and agents (collectively, the "Indemnified Parties", each an "Indemnified Party") from, and hold each of them harmless against, (i) any and all losses, liabilities, claims, damages, judgments, penalties, suits, actions, costs, disbursements or expenses ("losses", including, but not limited to, attorneys' fees, legal expenses and the allocated cost of internal counsel) whether or not suit is brought and settlement costs imposed on, asserted against or incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Seller or Seller's officer in this Agreement or any other Program Document, and all actions taken pursuant thereto (but excluding any such Losses to the extent incurred by reason of gross negligence or willful misconduct on the part of the h Party to be indemnified) and (ii) any imposition of taxes (excluding taxes based on net income of Buyer imposed by the jurisdiction under the laws of which Buyer is organized or maintains an office) for the frill amount of such taxes paid by Buyer or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Buyer makes written demand therefor. In addition, Seller shall compensate and indemnify Buyer and Agent for all reasonable costs, expenses, loss and other liabilities that Buyer may sustain in connection with the protection of Buyer's rights under or the enforcement of the Program Documents or any other documents received by Buyer or Custodian in connection therewith. Seller agrees to pay, and reimburse Buyer, Agent and Custodian for, (i) all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or liens upon or in respect of the Purchased Assets, (ii) any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Program Documents, and (iii) all other fees, costs and other expenses in connection with protecting, maintaining or preserving the Purchased Assets and Buyer's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Purchased Assets. Seller's indemnity obligations contained in this Paragraph 22 shall continue in full force and effect notwithstanding the full payment of all Obligations and notwithstanding the discharge thereof or termination of this Agreement.

23.   WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS.

      Seller hereby expressly waives, to the fullest extent permitted bylaw, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24.   REIMBURSEMENT.

      All sums expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller's obligation. Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys' fees incurred by Buyer, Agent and Custodian in connection with the preparation, negotiation, administration and enforcement of the Program Documents, the taking of any action, including legal action, required or permitted to be taken by Buyer, Agent and/or Custodian pursuant thereto, any "due diligence" or Loan Agent reviews conducted by Agent or on its behalf or any refinancing or restructuring in the nature of a "workout". If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (1) the Eurocurrency Reserve Requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any fixture Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.

25.   FURTHER ASSURANCES.

      Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

26.   ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION.

      This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, each Confirmation, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

27.   TERMINATION.

      This Agreement shall remain in effect until the earlier of (i) the Final Repurchase Date and (ii) at the Buyer's option, the occurrence of an Event of Default. However, no such termination shall affect Seller's outstanding obligations to Buyer at the time of such termination. Seller's obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof. The Seller may request in writing a renewal of this Agreement no earlier than 150 days prior to the Termination Date. The Buyer shall respond to such request within 30 days as to whether the request has been approved. Any such renewal shall be determined by the Buyer in its sole discretion.

28.   ASSIGNMENT.

      The Program Documents are not assignable by Seller. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer and is of equivalent creditworthiness (as determined by Seller in its sole discretion) or (ii) to another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

29.   AMENDMENTS, ETC.

      No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30.   SEVERABILITY.

      If any provision of Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other prevision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31.   BINDING EFFECT; GOVERNING LAW.

      This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its rights or obligations under this Agreement, Confirmation or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

32.   CONSENT TO JURISDICTION.

      SELLER HEREBY WAIVES TRIAL BY JURY. SELLER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW

      YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, PERSONAL JURISDICTION AND VENUE EN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.

33.   SINGLE AGREEMENT.

      Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

34.   INTENT.

      Seller and Buyer recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended ("USC") (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a "securities contract" as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

      It is understood that Buyer right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Paragraph 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 112 of the USC.

      Seller and Buyer agree and acknowledge that if Seller is an "insured deposit institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "qualified financial contract," as that term is defined in FDIA and any rules, order or policy statements thereunder (except insofar as the Loans subject such to such Transaction would render such definition inapplicable).

      It is understood that this Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

35.   NOTICES AND OTHER COMMUNICATIONS.

      Any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth in the signature page of the Custodial Agreement, as such address or number may be changed by.

      IN WITNESS WHEREOF, Seller and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

                                    ARBOR COMMERCIAL MORTGAGE, LLC,
                                    AS SELLER


                                    By: /s/ Frederick C. Herbst
                                        ------------------------------------
                                    Name: Frederick C. Herbst
                                          ----------------------------------
                                    Title: Chief Financial Officer
                                           ---------------------------------



                                    NOMURA CREDIT & CAPITAL, INC.,
                                    AS BUYER AND AGENT, AS APPLICABLE

                                    By: /s/ James. K. Lieblich
                                        ------------------------------------
                                    Name: James K. Lieblich
                                          ----------------------------------
                                    Title: President
                                           ---------------------------------

                                     ANNEX I

                              BUYER ACTING AS AGENT

      This Annex I forms a part of the Master Repurchase Agreement dated as of _____________, 20__ (the "Agreement") between ____________________ and
________________. This Annex I sets forth the terms and conditions governing all transactions in which a party selling assets or buying assets, as the case may be ("Agent"), in a Transaction is acting as agent for one or more third parties (each, a "Principal"). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.    ADDITIONAL REPRESENTATIONS.

      Agent hereby makes the following representations, which shall continue during the term of any Transaction: Principal has duly authorized Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Agent and to enter into the Transactions contemplated by the Agreement and to perform the obligations of Seller or Buyer, as the case may be, under such Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

2.    IDENTIFICATION OF PRINCIPALS.

      Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party), and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction. If (1) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion that any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Agent any Purchased Assets or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Assets, as the case may be, previously transferred to Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected. The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining front Agent's Principals such information regarding the financial status of such Principals as the other party may reasonably request.

3.    LIMITATION OF AGENT'S LIABILITY.

      The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of any Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent's obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals and (b) the other part remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

4.    MULTIPLE PRINCIPALS.

      a. In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal. Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of separate Principals.

      b. In the event that Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Paragraph 2(b) of this Annex I, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement (iii) the margin maintenance obligations of Seller under Paragraph 6(a) of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyer's and Seller's remedies under the Agreement upon the occurrence of an Event of Del nit shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

      c. In the event that Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent's notice under Paragraph 2(b) of this Annex I need only identify the names of its Principals but not the portion of each

            Transaction allocable to each Principal's account; (ii) the margin maintenance obligations of Seller under Paragraph 6(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for alt Transactions entered into by Agent on behalf of any Principal; and
            (iii) Buyer's and Seller's remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Seller or Buyer, as the case may be.

      d. Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that any Transactions by Agent on behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Paragraph 4(b) of this Annex I (and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

5.    INTERPRETATION OF TERMS.

      All references to "Seller" or "Buyer", as the case may be, in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent's liability in Paragraph 3 of this Annex I be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a "Seller" or "Buyer", as the case may be, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent's Principal or Principals have designated Agent as their sole agent for performance of Seller's obligations to Buyer or Buyer's obligations to Seller, as the case may be, and for receipt of performance by Buyer of its obligations to Seller or Seller of its obligations to Buyer, as the case may be, in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of Securities, cash or other property and as agent for giving and receiving all notices under the Agreement) Both Agent and its Principal or Principals shall be deemed "parties" to the Agreement and all references to a "party" or "either party" in the Agreement shall be deemed revised accordingly.